UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 469-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 14, 2014, Verisk Analytics, Inc. (the “Company”), its wholly-owned subsidiary, Insurance Services Office, Inc. (the “Buyer”), and the wholly-owned subsidiary of Buyer, ISO Merger Sub I, Inc. (the “Acquisition Corporation”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eagleview Technology Corporation (“EVT”) and Fortis Advisors LLC, as the stockholders’ representative. Pursuant to the Merger Agreement, the Buyer will acquire EVT pursuant to a merger of the Acquisition Corporation with and into EVT (the “Merger”). EVT is a leader in the United States of geo-referenced aerial image capture and visual-centric data analytics and solutions to insurers, contractors, government, and commercial customers. The acquisition will accelerate the Company’s position as a key provider of data, analytics, and decision support solutions based on aerial imagery.

Based in Rochester, New York, and Bothell, Washington, EVT was formed in January 2013 as a result of a combination of Pictometry International Corp. and Eagle View Technologies, Inc. The combined company maintains one of the most comprehensive image libraries covering more than 85 percent of the U.S. population, more than one million square miles and approximately 90 percent of total U.S. structures. EVT leverages this image library to provide proprietary solutions to property and casualty insurance, government, and a variety of other commercial markets. EVT has developed unique technology for image capture and processing, enabling understanding of physical property characteristics that can be used for valuation and risk management. With more than 24 petabytes of imagery-related data, EVT has established itself at the forefront of the market.

The purchase price is currently expected to be $650,000,000 in cash, subject to further upward or downward adjustment based on working capital levels at the time of the closing. At the closing, $30,000,000 will be withheld from the merger consideration and deposited into an escrow account (the “Escrow”) in order to fund any indemnification claims and any working capital deficiency payable to the Buyer. The Escrow will be released after a period of sixteen months from the date of the closing.

The Merger is expected to close by July 15, 2014, subject to the completion of customary closing conditions, including receipt of regulatory and shareholder approvals. The Company expects to use cash on hand and available capacity under its revolving credit facility to fund the transaction. The transaction is expected to be neutral to adjusted EPS in 2014.

We refer you to the full text of the Merger Agreement, which is annexed as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

The Company will provide further details about the Merger on a conference call on Wednesday, January 15, 2014, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time), available via webcast at http://investor.verisk.com. The discussion is also available through dial-in number 1-888-565-9340 for U.S./Canada participants or 706-634-5695 for international participants.

A replay of the webcast will be available for 14 days on the Company’s investor website and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID # 31024680.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement and Plan of Merger dated January 14, 2014 among Verisk Analytics, Inc., Insurance Services Office, Inc., ISO Merger Sub I, Inc., Eagleview Technology Corporation and Fortis Advisors LLC, as the stockholders’ representative

Forward-Looking Statements

Statements contained herein regarding the proposed transaction between the Company, the Buyer, the Acquisition Corporation and EVT, the expected timetable for completing the transaction, the potential benefits of the transaction, and other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results, performance and achievements to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, uncertainties as to the timing of the Merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that alternative acquisition proposals will be made; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement; the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including the necessary regulatory approvals; the disruption of management’s attention from the Company’s ongoing business operations due to the Merger; the effect of the announcement of the Merger on the Company’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors set forth from time to time in the Company’s other filings with the SEC, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: January 14, 2014	By:	/s/ Kenneth E. Thompson
		Name:	Kenneth E. Thompson
		Title:	Executive Vice President, General Counsel and Corporate Secretary